Exhibit 10.1

Crown Electrokinetics Corp.
11601 Wilshire Blvd., Suite 2240

Los Angeles, CA 90025

May __, 2023

Holder of Senior Secured Convertible Note

Re: Reduction of Conversion Price

Dear Holder:

Reference is hereby made to that certain Securities Purchase Agreement, dated October 19, 2022, by and among Crown Electrokinetics Corp., a Delaware corporation with offices located at 11601 Wilshire Blvd., Suite 2240, Los Angeles, CA 90025 (the “Company”), the investor signatory hereto (“you” or the “Investor”) and certain other buyers signatory thereto (the “Securities Purchase Agreement”), pursuant to which you acquired, among other things, certain senior secured convertible notes (the “Securities”) convertible into shares of Common Stock (as defined in the Securities Purchase Agreement) in accordance with the terms of the Securities (as defined in the Securities Purchase Agreement). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement or the Securities, as applicable.

Pursuant to Section 7(f) of the Securities, we hereby provide you with notice that the Company desires your consent pursuant to Section 7(f) of the Securities, to lower the Conversion Price of your Securities for each date after the date hereof (each, a “Conversion Price Reduction”), from $0.3217 per share to $______ per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events, the “New Alternate Conversion Price”). Please execute this letter in the signature block below if you consent to the Company effecting the Conversion Price Reduction (the time of such execution, the “Effective Time”).

The Company shall, on or before 8:30 a.m., New York City time, on the first business day after the date of this letter, issue a press release disclosing all material terms of the transactions contemplated hereby (the “Press Release”). From and after the issuance of the Press Release, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the Press Release. In addition, effective upon the issuance of the Press Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

The Company shall reimburse Kelley Drye & Warren LLP for all reasonable costs and expenses incurred by it in connection with preparing and delivering this letter (including, without limitation, all reasonable legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby).

Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

If you have any questions regarding the foregoing, please feel free to contact Doug Croxall at (800) 674-3612 or by email to doug@crownek.com.

Sincerely,

CROWN ELECTROKINETICS CORP.

By:
Name:
Title:

Agreed to and Acknowledged:

Name of Investor

By:
Name:
Title: